INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
Vestaur Securities, Inc.
Philadelphia, Pennsylvania

We have audited the accompanying statements of assets and liabilities of Vestaur Securities, Inc. (the "Company") as of November 30, 1995 and 1994, including the schedule of investments as of November 30, 1995, and the related statements of operations and changes in net assets for the years ended November 30, 1995 and 1994, and the financial highlights for each of the five years in the period ended November 30, 1995. These financial statements and financial highlights are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at November 30, 1995 by correspondence with the custodians. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Vestaur Securities, Inc. as of November 30, 1995 and 1994, and the results of its operations and changes in its net assets for the years then ended, and the financial highlights for each of the five years in the period ended
November 30, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE
December 19, 1995